AMENDED AND RESTATED
SUPPLEMENTAL BENEFIT AGREEMENT

This Amended and Restated Supplemental Benefit Agreement (the “Agreement”) is made and entered effective as of December 4, 2006 by and between Rural Telephone Finance Cooperative, a District of Columbia cooperative corporation (“RTFC”) and Sheldon C. Petersen (the “Executive”) in order to amend, restate and clarify the Supplemental Benefit Agreement previously entered into by and between RTFC and the Executive (the “Existing Agreement”).

WHEREAS, RTFC and the Executive desire to memorialize their mutual understanding that under the Existing Agreement, pursuant to which RTFC retained the Executive to provide services as its Chief Executive Officer, both RTFC and the Executive intended that the Executive function as an independent contractor, and not as an employee, of RTFC; and

WHEREAS, the Executive has, in fact, continually performed as an independent contractor, and not as an employee, of RTFC under terms of the Existing Agreement; and

WHEREAS, the RTFC and the Executive wish to amend and restate the Existing Agreement in order to remove any ambiguity with respect to the matters set forth above;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the parties hereby agree as follows:

1.   Service.  Subject to and upon the terms and conditions herein provided, RTFC hereby agrees to retain the Executive and the Executive hereby agrees to provide services to RTFC for the Term of Service, as defined in Section 3 hereof.  The Executive is not required to provide services on RTFC premises, unless specifically requested by RTFC, and shall exercise his own discretion in determining the number of hours required to fulfill his responsibilities hereunder.

2.   Position and Responsibilities. During the Term of Service hereunder, the Executive shall be retained as an independent contractor to provide services as the Chief Executive Officer of RTFC, or in such other senior executive capacity or capacities as may be mutually satisfactory to the Executive and RTFC.  The Executive will provide services as the senior officer of RTFC, reporting only to the Board of Directors of RTFC (the “Board”).  In fulfilling his responsibilities hereunder, the Executive shall have discretionary authority customarily granted to an executive of similar status, including but not limited to hiring decisions, work hours, resource allocation and the like.

3.   Term of Service.  The Term of Service under this Agreement shall commence as of July 22, 2004, and shall terminate on February 28, 2009 unless earlier terminated as provided in Section 5 below or extended as provided in the following sentence (the “Term of Service”).  The Term of Service shall automatically be extended on March 1, 2009 and each subsequent March 1 for an additional year unless, not later than 6 months prior to any such date, either party to this Agreement shall have given written notice to the other party that he or it does not wish to extend or further extend the Term of Service.

4.   Compensation. RTFC has created, on its books of account, a deferred compensation account with respect to the Executive (the “Account”).  As of March 1, 1995, and on January 1 of each year thereafter, RTFC has credited the Account in the amount of $30,000.  Each year thereafter during the Term of Service, RTFC shall make a similar credit.  Except as provided in Section 5 below, the balance in the Account shall be deemed to be credited with interest annually on December 31st of each year during the Term of Service at a rate equal to the effective cost to RTFC’s affiliate corporation, the National Rural Utilities Cooperative Finance Corporation (CFC), for 20 year Medium Term Notes computed at the time of each annual deposit.  RTFC shall provide an alternative investment mechanism whereby the opportunity to earn a higher rate of return could be offered, if at Executive’s option, such an alternative were requested.  RTFC shall not be required to create a separate account or any reserve of cash or investments in connection with its obligations with respect to this Account and the Executive will have the status of a general creditor of RTFC with respect to any compensation to be provided under this Agreement.

5.    Payments to the Executive Upon Termination of Service.

5.1     Termination by RTFC.

  (a)    RTFC shall have the right to terminate the Executive’s service at any time with or without “Cause” as defined in Section 5.6.  If, during the Term of Service, RTFC terminates the service of the Executive under this Section 5 without Cause, the Term of Service shall terminate immediately thereafter; provided, however, that:

(i) the Account will be deemed to be continued in effect for the lesser of (A) a period of 12 months or (B) the remaining period of the Term of Service prior to such termination (but in no case less than 6 months) (the “Extended Period”) and all credits described in Section 4 shall continue to be made;

(ii) if the end of the Extended Period occurs on other than a December 31st, RTFC shall further credit the Account with simple interest for the period from January 1 to the end of the Extended Period at the same rate that was used to credit interest on the prior December 31st; and

(iii) within 15 days after the end of the Extended Period, RTFC will pay to the Executive in a single lump sum an amount equal to the balance in the Account at the end of the Extended Period after the additional credit described in (ii) above has been made.

   (b)   If during the Term of Service, RTFC terminates the service of the Executive for “Cause”, as defined below, the Term of Service shall terminate immediately thereafter, and the Executive shall not be entitled to any payment with respect to the Account.

5.2           Termination by the Executive. The Executive has the right to terminate his service hereunder at any time during the Term of Service upon not less than 90 days prior written notice to RTFC.  If during the Term of Service the Executive terminates his service with RTFC, the Term of Service shall terminate immediately, and RTFC shall pay the Executive such compensation as is set forth in Section 5.1(a).

5.3           Disability. In the event of the termination of the Executive’s service by reason of “Disability”, as defined below, during the Term of Service, RTFC shall pay the Executive the amount described in Section 5.1(a).

5.4           Death.  In the event of the termination of the Executive’s service by reason of death during the Term of Service, RTFC shall pay the Executive’s Designated Beneficiary the amount described in Section 5.1(a).

5.5           Expiration of Term.  In the event of the termination of the Executive’s service by reason of the completion of the Term of Service without further extension as described in Section 3, within 15 days from the expiration of the Term of Service RTFC shall pay to the Executive an amount equal to the Account balance, after the additional credit described in Section 5.1(a) above as if the February 28th date were the end of the Extended Period.

5.6        Definitions.

(a)           “Cause”. For purposes of this Agreement, Cause shall mean (i) the willful and continued failure by the Executive, as determined in good faith by two-thirds of the members of the Board (after notice to the Executive and providing the Executive an opportunity to meet with the Board), to perform his duties under this Agreement or comply with written policies of RTFC, or (ii) willful conduct materially injurious to RTFC or to an affiliate of RTFC or (iii) conviction of a felony involving moral turpitude provided, however, that any act or omission by the Executive shall not fall within the scope of this Section 5.6(a)(i) and (ii) if it was done or omitted to be done by the Executive in good faith and with a reasonable belief that such action or omission was in the best interests of RTFC.

(b)           “Disability”. For purposes of this Agreement, Disability shall mean that the Executive has not performed his full-time duties with RTFC for three consecutive months as a result of his incapacity due to physical or mental illness and within thirty (30) days after written notice of termination is given to the Executive he shall not have returned to the full-time performance of his duties hereunder.

(c)           “Designated Beneficiary”.  For purposes of this Agreement the Designated Beneficiary shall be any person designated by the Executive in a written instrument signed by the Executive and delivered to RTFC to be the beneficiary of payments to be made by RTFC hereunder upon the death of the Executive if such person survives the Executive.  Any Designated Beneficiary may be changed by the Executive at any time or times by a written instrument signed by the Executive and delivered to RTFC.  If no Designated Beneficiary survives the Executive, the Designated Beneficiary shall be the estate of the Executive.

6.   Relationship of the Parties

6.1           Independent Contractor. Executive understands and agrees that in the performance of this Agreement he is acting as an independent contractor.  Executive will perform the requested services, under the general direction of the RTFC, but he will determine, in his reasonable discretion, the manner and means by which the services, are accomplished, subject to the requirement that he shall at all times comply with applicable law and proper business practices and meet accepted professional and industry standards.

6.2   Employment Taxes and Benefits. As an independent contractor, Executive has the responsibility and agreement to file all returns required by law and at all times to abide by applicable federal, state, and local law requirements, assuming sole liability for all self-employment and income taxes due on income earned pursuant to this Agreement.  The RTFC will not treat Executive as an employee, with respect to performance under this Agreement, for federal, state or local tax purposes or otherwise.  The RTFC will not be responsible for payment of workers’ compensation insurance or unemployment compensation or disability insurance, or for withholding or paying employment-related taxes based on services provided under this Agreement.  Executive acknowledges that he is not entitled to any rights or benefits (including, but not limited to, vacation and insurance) to which the RTFC employees may be entitled.  Executive agrees to indemnify and hold the RTFC harmless from any liabilities, claims or actions relating to employment taxes or benefits.

7.           No Mitigation. RTFC agrees that if the Executive’s service is terminated during the Term of Service, the Executive is not required to attempt in any way to reduce the amounts payable to the Executive by RTFC under this Agreement.  Further, the amount or nature of any payment to be paid to or with respect to the Executive shall not be reduced by any compensation earned by the Executive as a result of any employment, by retirement benefits, or offset against any amount claimed to be owed by the Executive to RTFC or any of its subsidiaries or otherwise.

8.           Service Information.  The Executive shall not at any time during his service with RTFC or following termination or expiration of this Agreement, directly or indirectly, disclose, publish or divulge to any person (except in the regular course of RTFC’s business or as required by law or regulations), or appropriate, use or cause, permit or induce any person to appropriate or use, any proprietary, secret or confidential information of RTFC including, without limitation, knowledge or information relating to its copyrights, trade secrets, business methods, the names or requirements of its customers, vendors, contractors, agents, dealers and distributors or the prices, credit or other terms extended or granted to any of such persons, all of which the Executive agrees are and will be of great value to RTFC and shall at all times be kept confidential.  Upon the termination of the Term of Service hereunder, the Executive shall promptly deliver or return to RTFC all materials of a proprietary, secret or confidential nature relating to RTFC together with any other property of RTFC which may have theretofore been delivered to or may then be in the possession or control of the Executive.  RTFC and the Executive agree that the provisions of this Section shall survive the termination of the executive’s service hereunder.

9.           Legal Fees and Expenses.  In the event that a claim for payment under this Agreement is disputed, the executive shall be reimbursed for all reasonable attorney fees and expenses incurred by the executive in pursuing such claim, provided that the Executive is successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement.

10.           Amendment; Waiver. This Agreement contains the entire agreement of the parties with respect to the matters set forth herein, and may only be amended by subsequent written agreement of the parties hereto.  The Existing Agreement is intended by the parties to be amended and restated in its entirety by this Agreement, with no provisions thereof surviving, and any other prior agreements between the Executive and RTFC, whether in writing or not, relating to terms and conditions of service, are hereby cancelled.  No waiver by RTFC of any breach by the

Executive of any term, condition or provision of this Agreement to be performed by the Executive shall be deemed a waiver of a similar or dissimilar condition or provision at the same or prior or subsequent time.

11.            Binding Effect.  The Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of the executive’s creditors, and any attempt to do any of the foregoing shall be null and void.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Executive and his heirs, beneficiaries and personal representatives, and shall be binding upon and inure to the benefit of RTFC and its successors or assigns.

12.           Governing Law; Severability. Except as otherwise set forth herein, this Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of Virginia without regard to principles of conflicts of law.  If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

13.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.            Headings. The headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of the Agreement or to affect the meaning or interpretation of this Agreement.

15.            Notices. Any notice given to either party hereto shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly and properly addressed to the party concerned at the address indicated below or to such changed address as party may subsequently give notice of:

If to RTFC:

The Rural Telephone Finance Cooperative
Woodland Park
2201 Cooperative Way
Herndon, Virginia  20171
ATTN:  President

If to the Executive:

Mr. Sheldon C. Petersen
510 Fortress Circle S.E.
Leesburg, Virginia  20175

16.            Enforcement of Agreement. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Term of Service for any reason to the extent necessary to obtain the intended provision of such rights and the intended performance of such obligations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

RURAL TELEPHONE FINANCE COOPERATIVE

By:              /s/ H. J. DANDRIDGE III
H. J. Dandridge III, President

/s/ SHELDON C. PETERSEN
Sheldon C. Petersen